UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Holly Corporation

(Exact name of registrant as specified in its charter)

Delaware	75-1056913

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Crescent Court, Suite 1600, Dallas, Texas	75201-6927

(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, $.01 par value	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:                     (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

     References to “we” or “our” or correlative terms in this registration statement refer to Holly Corporation, the registrant.

     The following is a summary of the rights of our common stock. This summary is not complete. For more detailed information, please see our certificate of incorporation and bylaws which have been filed as exhibits to this registration statement.

     Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our board of directors may from time to time determine.

     Voting Rights. Each common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

     No Preemptive or Similar Rights. No holder of our common stock is entitled to preemptive rights to subscribe for any shares of capital stock and our common stock is not subject to conversion or redemption.

     Right to Receive Liquidation Distributions. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of common stock is fully paid and nonassessable.

     Delaware Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law. This statute regulating corporate takeovers prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving our company and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of our company;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of our company to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through our company.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of our company and any entity or person affiliated with or controlling or controlled by the entity or person.

Item 2. Exhibits.

99.1.	The registrant’s Restated Certificate of Incorporation, dated December 9, 1988.*

99.2.	The registrant’s By-Laws, as amended and restated on March 9, 2001, and as further amended on September 30, 2003 (incorporated by reference to Exhibits 3.2.1 and 3.2.2 of the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003, File No. 1-3876).

99.3.	The registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.†

99.4.	The registrant’s Proxy Statement dated April 8, 2004.†

99.5.	The registrant’s 2003 Annual Report to Stockholders.†

99.6.	Specimen of stock certificate representing common stock.*

*	filed herewith.

†	to be filed with the New York Stock Exchange.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf of the undersigned, thereto duly authorized.

(Registrant)	Holly Corporation
Date	April 9, 2004
By	/s/ STEPHEN J. MCDONNELL
Stephen J. McDonnell Chief Financial Officer